Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On January 31, 2024, Fidelity National Information Services, Inc. (“FIS” or the “Company”) completed its previously announced sale of a 55% of equity interest in its Merchant Solutions business to private equity funds managed by GTCR, pursuant to a purchase and sale agreement entered into on July 5, 2023 (as amended or supplemented through the date hereof) (the “Separation”). FIS retained a non-controlling 45% ownership interest in a new standalone entity named New Boost Holdco, LLC, a Delaware limited liability Company (“Worldpay”).

FIS net cash proceeds at closing from the sale were greater than $12 billion, net of estimated closing adjustments, debt restructuring fees, taxes and transaction costs. The purchase price also includes potential consideration of up to $1.0 billion contingent on the returns realized by GTCR exceeding certain thresholds. For purposes of the unaudited pro forma condensed balance sheet, the cash proceeds received by FIS at closing, which are net of estimated closing adjustments and transaction cost funding, have been reflected of approximately $12.8 billion.

The unaudited pro forma condensed consolidated financial statements have been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information.

The unaudited pro forma condensed consolidated financial statements have been derived from the Company’s historical consolidated financial statements and give effect to the Separation. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2023 reflects the Company’s financial position as if the Separation had occurred on September 30, 2023. The unaudited pro forma condensed consolidated statement of earnings (loss) for the years ended December 31, 2022, 2021 and 2020 reflect the Company’s results as if the Separation had occurred as of January 1, 2020. The Company began reporting the results of the Merchant Solutions business in discontinued operations in the third quarter of the fiscal year 2023 and the assets and liabilities of the Merchant Solutions business were reported as held-for-sale as of September 30, 2023. As such, the unaudited pro forma consolidated statement of earnings for the nine months ended September 30, 2023 has not been presented, as the Separation has already been reflected in the Form 10-Q for the nine months ended September 30, 2023.

The unaudited pro forma condensed consolidated financial statements have been prepared based upon the best available information and management estimates and are subject to assumptions and adjustments described in the accompanying notes to these financial statements. They are not necessarily indicative of the Company’s actual financial position or results of operations had the Separation occurred as of the dates indicated. In addition, the unaudited pro forma condensed consolidated financial statements are provided for illustrative and informational purposes only and are not intended to be indicative of the Company’s future results of operations or financial condition. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes.

FIS has entered into transition services and other agreements with Worldpay associated with the Separation. In addition, certain balance sheet reclassifications between deferred taxes and income taxes payable occurred upon the Separation. The impact of these agreements and reclassifications have not been reflected in the unaudited pro forma condensed consolidated financial statements and could be material. In addition, the unaudited pro forma condensed consolidated financial statements do not reflect any adjustments for synergies or dis-synergies resulting from the transaction or the use of the sale proceeds by FIS.

The Company’s 45% equity interest in Worldpay will be recognized initially at fair value and subsequently the Company’s portion of earnings, or loss, of Worldpay, will be reported as equity method investment income (loss). The Company has not reflected the equity method investment income (loss) in the unaudited pro forma condensed consolidated statement of earnings as the amount could be materially impacted by the Worldpay purchase price allocation and intangible asset useful life determinations, which have not been completed as of the timing of this filing.

Within the financial statements presented, certain columns and rows may not sum due to rounding.

Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2023

(In millions, except per share amounts)

	Historical	Transaction Accounting Adjustments		Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$466	$12,778	(b)	$13,244
Settlement assets	605	—		605
Trade receivables, net	1,719	—		1,719
Other receivables	315	—		315
Prepaid expenses and other current assets	546	—		546
Current assets held for sale	8,502	(8,502)	(a)	—

Total current assets	12,153	4,276		16,429
Property and equipment, net	682	—		682
Goodwill	16,811	—		16,811
Intangible assets, net	1,947	—		1,947
Software, net	2,082	—		2,082
Other noncurrent assets	1,616	—		1,616
Deferred contract costs, net	1,008	—		1,008
Equity method investment	—	4,268	(c)	4,268
Noncurrent assets held for sale	16,875	(16,875)	(a)	—

Total assets	$53,174	$(8,331)		$44,843

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$1,473	$—		$1,473
Settlement payables	631	—		631
Deferred revenue	739	—		739
Short-term borrowings	4,595	—		4,595
Current portion of long-term debt	1,320	—		1,320
Current liabilities held for sale	7,323	(7,323)	(a)	—

Total current liabilities	16,081	(7,323)		8,758
Long-term debt, excluding current portion	12,741	—	(d)	12,741
Deferred income taxes	2,346	—		2,346
Other noncurrent liabilities	1,478	—		1,478
Noncurrent liabilities held for sale	1,044	(1,044)	(a)	—

Total liabilities	33,690	(8,367)		25,323

Equity:
FIS stockholders’ equity:
Common stock	6	—		6
Additional paid in capital	46,895	—		46,895
(Accumulated deficit) retained earnings	(22,808)	—		(22,808)
Accumulated other comprehensive earnings (loss)	(408)	39	(a)	(369)
Treasury stock, at cost	(4,208)	—		(4,208)

Total FIS stockholders’ equity	19,477	39		19,516
Noncontrolling interest	7	(3)	(a)	4

Total equity	19,484	36		19,520

Total liabilities and equity	$53,174	$(8,331)		$44,843

Unaudited Pro Forma Condensed Consolidated Statement of Earnings (Loss)

For the Year Ended December 31, 2022

(In millions, except per share amounts)

	Historical	Transaction Accounting Adjustments (a)			Pro Forma
Revenue	$14,528	$(4,809)			$9,719
Cost of revenue	8,820	(2,604)			6,216

Gross Profit	5,708	(2,205)			3,503
Selling, general and administrative expenses	4,118	(1,936)			2,182
Asset impairments	17,709	(17,606)			103

Operating income (loss)	(16,119)	17,337			1,218
Other income (expense):
Interest expense, net	(275)	(6)	(d	)	(281)
Other income (expense), net	63	(59)			4

Total other income (expense), net	(212)	(65)			(277)

Earnings (loss) before income taxes	(16,331)	17,272			941
Provision (benefit) for income taxes	377	(52)			325

Net earnings (loss) from continuing operations	(16,708)	17,324			616
Net (earnings) loss attributable to noncontrolling interest from continuing operations	(12)	4			(8)

Net earnings (loss) attributable to FIS	$(16,720)	$17,328			$608

Basic earnings (loss) per common share attributable to FIS	$(27.68)				$1.01

Weighted average common shares outstanding - basic	604				604

Diluted earnings (loss) per common share attributable to FIS	$(27.68)				$1.00

Weighted average common shares outstanding - diluted	604				607	(e	)

Unaudited Pro Forma Condensed Consolidated Statement of Earnings (Loss)

For the Year Ended December 31, 2021

(In millions, except per share amounts)

	Historical	Transaction Accounting Adjustments (a)	Pro Forma
Revenue	$13,877	$(4,538)	$9,339
Cost of revenue	8,682	(2,692)	5,990

Gross Profit	5,195	(1,846)	3,349
Selling, general and administrative expenses	3,938	(1,823)	2,115
Asset impairments	202	(8)	194

Operating income (loss)	1,055	(15)	1,040
Other income (expense):
Interest expense, net	(214)	2	(212)
Other income (expense), net	(52)	(57)	(109)

Total other income (expense), net	(266)	(55)	(321)

Earnings (loss) before income taxes and equity method investment earnings (loss)	789	(70)	719
Provision (benefit) for income taxes	371	32	403
Equity method investment earnings (loss)	6	—	6

Net earnings (loss) from continuing operations	424	(102)	322
Net (earnings) loss attributable to noncontrolling interest from continuing operations	(7)	5	(2)

Net earnings (loss) attributable to FIS	$417	$(97)	$320

Basic earnings per common share attributable to FIS	$0.68		$0.52

Weighted average common shares outstanding - basic	616		616

Diluted earnings per common share attributable to FIS	$0.67		$0.52

Weighted average common shares outstanding - diluted	621		621

Unaudited Pro Forma Condensed Consolidated Statement of Earnings (Loss)

For the Year Ended December 31, 2020

(In millions, except per share amounts)

	Historical	Transaction Accounting Adjustments (a)	Pro Forma
Revenue	$12,552	$(3,808)	$8,744
Cost of revenue	8,348	(2,667)	5,681

Gross Profit	4,204	(1,141)	3,063
Selling, general and administrative expenses	3,516	(1,807)	1,709
Asset impairments	136	(19)	117

Operating income (loss)	552	685	1,237
Other income (expense):
Interest expense, net	(334)	1	(333)
Other income (expense), net	48	(42)	6

Total other income (expense), net	(286)	(41)	(327)

Earnings (loss) before income taxes and equity method investment earnings (loss)	266	644	910
Provision (benefit) for income taxes	96	238	334
Equity method investment earnings (loss)	(6)	—	(6)

Net earnings (loss) from continuing operations	164	406	570
Net (earnings) loss attributable to noncontrolling interest from continuing operations	(6)	2	(4)

Net earnings (loss) attributable to FIS	$158	$408	$566

Basic earnings per common share attributable to FIS	$0.26		$0.91

Weighted average common shares outstanding - basic	619		619

Diluted earnings per common share attributable to FIS	$0.25		$0.90

Weighted average common shares outstanding - diluted	627		627

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Transaction Accounting Adjustments:

(a)

Reflects the removal of the Merchant Solutions business, including the associated assets, liabilities, equity and results of operations for the periods presented consistent with the principles under ASC 205-20, Discontinued Operations. There are certain components of the Merchant Solutions business that are expected to transfer on a delayed basis to Worldpay after the initial closing date of the transaction due to pending regulatory approvals; these unaudited pro forma condensed combined financial statements reflect the deconsolidation of the Merchant Solutions business as a whole.

(b)

Represents the cash consideration received at closing from the Separation, net of estimated closing adjustments and transaction cost funding. This amount is preliminary and may change in the future as the closing adjustments are finalized.

(c)

Reflects the estimated fair value of the Company’s retained 45% non-controlling equity interest in Worldpay. This amount is preliminary and may change in the future as the closing adjustments are finalized.

(d)

FIS intends to use proceeds from the transaction to pay down debt and return additional capital to shareholders through existing share repurchase authorization, as well as for general corporate purposes. There is no requirement for FIS to pay down debt as a result of the Separation; therefore, no adjustments have been presented in these unaudited pro forma condensed consolidated financial statements. However, FIS expects that the amount of FIS’ debt will be significantly reduced in the future.

(e)

Given the unaudited pro forma condensed consolidated statement of earnings (loss) for the year ended December 31, 2022 reflects the recast of historical financial information for the removal of the Merchant Solutions business, continuing operations is in an earnings position on a pro forma basis. Diluted earnings per share now includes the dilutive effect of common stock equivalent shares of 3 million.